CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference of our reports, which include an explanatory paragraph related to the discontinuance of SFAS No. 71, "Accounting for Certain Types of Regulation" in 1995 and the changes in accounting methods in 1993, dated January 22, 1996 on our audits of the consolidated financial statements and financial statement schedule of Southern New England Telecommunications Corporation as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included or incorporated by reference in this Annual Report on Form 10-K, in the following documents filed by Southern New England Telecommunications Corporation:

  Registration Statement No. 33-59713 on Form S-3 relating to the Shareholder Dividend Reinvestment and Stock
  Purchase Plan.

  Post-Effective Amendment No. 3 to Registration Statement
  No. 33-6326 on Form S-8 relating to the SNET Bargaining
  Unit Retirement Savings Plan.

  Post-Effective Amendment No. 2 to Registration Statement
  No. 33-6325 on Form S-8 relating to the SNET Management
  Retirement Savings Plan.

  Registration Statement No. 33-19058 on Form S-8 relating to the SNET 1986 Stock Option Plan.

  Registration Statement No. 33-41237 on Form S-3 relating to the registration of $165 million of Debt Securities.

  Registration Statement No. 33-51055 on Form S-8 relating to the SNET Non-Employee Director Stock Plan.

  Registration Statement No. 33-64975 on Form S-8 relating to the SNET 1995 Stock Incentive Plan.

  Registration Statement No. 33-60133 on Form S-3 relating to the registration of $470 million of Debt
  Securities.




Hartford, Connecticut
March 20, 1996